Exhibit 99.1

For Further Information:
Steven R. Lewis, President & CEO
David L. Mead, Chief Financial Officer
(330) 373-1221 Ext. 2279

First Place Financial Corp. Reports 11% Increase in Fiscal Year 2003 EPS to

$1.29; Fourth Quarter EPS Up 63%

Warren, Ohio, July 22, 2003 – First Place Financial Corp., (the “Company”), (NASDAQ: FPFC) reported diluted earnings per share for the fiscal year ended June 30, 2003 were a record $1.29, an increase of 11.2% above the $1.16 reported for the 2002 fiscal year. Net income for fiscal 2003 was $16.7 million, up 2.8% from the $16.2 million reported for fiscal 2002. For the fourth fiscal quarter ended June 30, 2003, diluted earnings per share increased 62.5% to a record $0.39 compared to $0.24 from the 2002 fourth quarter. Net income for the 2003 fourth quarter was $5.0 million, up 52.6% from the $3.3 million reported for the same quarterly period in 2002. The increases on a per share basis for both the fiscal year and quarter were due primarily to an increase in non-interest revenues and a reduction in shares outstanding arising from treasury stock purchases.

Other performance measures also improved significantly for the full year and the quarter. For fiscal 2003, returns on average equity (“ROE”) and average assets (“ROA”) were 9.23% and 1.08%, respectively, compared to 8.54% and 0.99% for fiscal 2002. For the fourth quarter, ROE and ROA were 10.99% and 1.31%, respectively, compared to 7.05% and 0.81% for the prior year fourth quarter.

President and CEO Steven R. Lewis commented, “Given the challenges of an adverse regional economy, we are extremely pleased with our fourth quarter and fiscal 2003 financial results, and the improvement over the prior year. Our success in building on the Company’s strengths is reflected by the growth in our fee-based revenues across many lines, particularly mortgage banking. We’ve been able to grow the bottom-line despite sluggish balance sheet growth, which has been hampered by the local economy and the rapid pay-downs of mortgage-related assets.

“Our diversification initiatives continue across both product and geographic lines. We acquired APB Financial Group, Ltd. in January of this year to provide wealth management services to our retail and commercial clients, and on a private label basis, to community banks. On the geographic side, we added two loan production offices, one each in Cincinnati and Toledo, and now have a total of twelve. These twelve offices have contributed significantly to our mortgage loan originations. Over the longer term, they will provide the momentum for continued growth as we expand our business product line and wealth management services into these higher-growth markets.

“This past quarter, we were named to FORTUNE SMALL BUSINESS Magazine’s list of America’s 100 fastest-growing small businesses, and more locally, we were named as one of the top 100 public companies in Ohio by the Cleveland Plain Dealer. We are pleased that our strong performance has been recognized on both a local and national level, providing enhanced visibility to investors.”

Total revenue for fiscal 2003, consisting of net interest income and non-interest income, was $64.3 million, up 7.8% above the $59.7 million reported the prior year. Fiscal 2003 net interest income declined slightly to $44.1 million from $44.7 million for fiscal 2002. A $123.7 million, or 8.1%, decline in average earning assets was almost completely offset by a 20 basis point improvement in the net interest margin to 3.21%. For the fourth quarter of 2003, the net interest margin increased 43 basis points to 3.34%, from 2.91% in the year-ago quarter. Mr. Lewis noted, “During this period of declining rates, we take great pride in our successful efforts to achieve a more favorable mix of earning assets and strengthen the net interest margin. We continue to transition to a more bank-like balance sheet, aggressively managing our cost-of-funds.” Average earning assets declined due to the amortization and prepayment of mortgage-backed securities and a reduction in short-term investments. Proceeds from these assets were used for scheduled repayments of higher-cost repurchase agreements and Federal Home Loan Bank advances as well as reductions in short-term borrowings.

Non-interest income for fiscal 2003 increased 34.7% to $20.2 million, from $15.0 million in the prior fiscal year. The increase was due primarily to growth in mortgage banking income and growth in revenues from non-bank businesses. Mortgage production and sales continued at very high levels as low interest rates fueled mortgage demand. Total mortgage originations for fiscal 2003 were a record $1.0 billion. Gains on sale of loans were $13.4 million for the fiscal 2003 year, up 82.1%. The full-year net loss in loan servicing income was $5.0 million for fiscal 2003, including a total of $2.4 million in non-cash charges for impairment to mortgage servicing rights. Similar valuation adjustments to mortgage servicing rights for fiscal 2002 were negligible. Additionally, amortization of the related capitalized servicing asset is charged against servicing income. Amortization was accelerated throughout fiscal 2003 as a result of rapid repayments of serviced loans, which contributed to the overall level of losses on loan servicing income.

For the fourth quarter of 2003, non-interest income was $6.7 million, an increase of 95.0% above 2002 fourth quarter levels, and 16.3% ahead of the March 31, 2003 quarter. Gains on the sale of loans for the current quarter were $5.0 million, up 216.3% from the fourth quarter of the prior year. A net loss in loan servicing income of $1.8 million for the current quarter, which included a non-cash charge of $0.8 million for impairment to mortgage servicing rights, partially offset the increase in gain on loan sales.

Previously announced acquisitions of non-bank businesses have also contributed to an increase in non-interest income during fiscal 2003. They include Coldwell Banker The Brokers Realty Group (June 2002); the remaining one-third interest in Coldwell Banker First Place Real Estate, Ltd. (July 2002); APB Financial Group, Ltd. (January 2003); and the majority ownership in TitleWorks, LLC (January 2003). These acquisitions added $3.1 million to other non-interest income for fiscal 2003 and an additional $1.1 million to fourth quarter 2003 non-interest income compared to the prior year periods. Mr. Lewis commented, “Our latest business acquisitions further enhance our ability to offer customers a comprehensive product mix that uniquely complements our core relationship banking expertise.”

The Company also experienced a moderately higher level of non-interest expense in the current quarter and fiscal year compared to the prior year. For fiscal 2003, non-interest expense was $36.7 million, an increase of 12.4% compared to fiscal 2002. Non-interest expense for the quarter ended June 30, 2003 was $9.8 million, an increase of 12.0% compared to the prior year quarter. The increase in non-interest expense compared to the same periods for fiscal 2002 was primarily attributable to the business acquisitions described above, and due to the increase in mortgage loan production. For fiscal 2003, the acquisitions added approximately $2.2 million to non-interest expense compared to an overall increase in total non-interest expense for the year of $4.1 million. For the quarter ended June 30, 2003 compared to the prior year quarter, the acquisitions added approximately $700,000 to non-interest expense compared to an overall increase in total non-interest expense of $1.0 million. The majority of the remaining increase in non-interest expense for both periods in fiscal 2003 resulted from the record levels of mortgage loans originated and sold. The efficiency ratio was 56.2% for the current fiscal year compared to 54.5% for the prior fiscal year and was 53.7% in the current year quarter compared to 60.5% in the prior year quarter.

Asset quality remained sound, showing improvement over the second half of fiscal 2003. Mr. Lewis noted, “Non-performing assets declined for the second consecutive quarter. While we have experienced an increase in non-performing assets over the last twelve months, the increase was primarily in delinquent one-to-four family mortgage loans, and our collection experience with these has been good.” The provision for loan losses was $2.9 million in fiscal year 2003 compared to $3.0 million in 2002. Net charge-offs were $2.7 million or 0.29% of average loans, a decrease of $579,000 from the prior year total of $3.3 million. The loan loss reserve ratio increased to 1.07% at June 30, 2003 from 1.04% at June 30, 2002. Non-performing assets, including non-performing loans and real estate owned, totaled $13.8 million at June 30, 2003, compared to $16.0 million at March 31, 2003 and $12.6 million at June 30, 2002.

Assets totaled $1.6 billion at June 30, 2003, a decrease of 2.0% or $32.3 million from June 30, 2002. Portfolio loans totaled $901.4 million at June 30, 2003, a slight decrease from $906.0 million at June 30, 2002. Mortgage loans declined $41.3 million, or 6.3%, to $615.5 million, while commercial loans increased $37.5 million, or 43.4%, to $124.0 million. Commercial loans now constitute 13.8% of the loan portfolio versus 9.5% twelve months ago. Deposits grew $47.1 million to $1.1 billion at June 30, 2003, an increase of 4.4% from June 30, 2002. Lower-cost core deposits continued to replace certificates of deposits in the deposit mix, and represented 49.4% of the deposit portfolio at fiscal 2003 year-end compared to 45.8% twelve months ago.

Shareholder’s equity at June 30, 2003 was $182.7 million, compared to $185.3 million at fiscal 2002 year-end. As part of its capital management strategy, the Company repurchased 887,000 shares during the fiscal year. Shares outstanding at 2003 fiscal year-end totaled 13,308,705. The Company continues to maintain a strong capital position. At fiscal year-end, shareholder’s equity was 11.72% of period-end assets.

About First Place Financial Corp.

First Place Financial Corp. is a $1.6 billion financial services holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 24 retail locations and 12 loan production offices throughout the state of Ohio; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers.

Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

Consolidated Statements of Income

(Dollars in thousands, except per share date)

(Unaudited)

	Three months ended June 30,			Year ended June 30,
	2003	2002	% Change	2003	2002	% Change
INTEREST INCOME
Loans, including fees	$16,827	$18,573	-9%	$69,741	$79,319	-12%
Securities	2,316	2,890	-20%	10,388	11,948	-13%
Mortgage-backed and related securities	1,516	2,829	-46%	7,265	13,806	-47%

TOTAL INTEREST INCOME	20,659	24,292	-15%	87,394	105,073	-17%

INTEREST EXPENSE
Deposits	6,847	8,624	-21%	30,770	39,711	-23%
Borrowed funds	2,491	3,838	-35%	11,274	15,817	-29%
Repurchase agreements	30	1,017	-97%	1,252	4,893	-74%

TOTAL INTEREST EXPENSE	9,368	13,479	-30%	43,296	60,421	-28%

NET INTEREST INCOME	11,291	10,813	4%	44,098	44,652	-1%
PROVISION FOR LOAN LOSSES	888	660	35%	2,864	2,990	-4%

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,403	10,153	2%	41,234	41,662	-1%
NONINTEREST INCOME
Service charges	1,326	1,165	14%	5,096	4,432	15%
Security gains, net	341	199	71%	1,125	1,552	-28%
Gain on sale of loans, net	4,954	1,566	216%	13,379	7,349	82%
Loan servicing income (loss)	(1,751)	(161)	N/M	(4,991)	(646)	N/M
Other	1,876	690	172%	5,598	2,320	141%

TOTAL NONINTEREST INCOME	6,746	3,459	95%	20,207	15,007	35%
NONINTEREST EXPENSE
Salaries and benefits	5,138	4,181	23%	18,383	16,266	13%
Occupancy and equipment	1,486	1,344	11%	5,758	5,327	8%
Professional fees	262	439	-40%	1,356	1,573	-14%
Franchise taxes	416	425	-2%	1,656	1,403	18%
Intangible amortization	258	250	3%	997	986	1%
Other	2,246	2,120	6%	8,573	7,093	21%

TOTAL NONINTEREST EXPENSE	9,806	8,759	12%	36,723	32,648	12%
INCOME BEFORE INCOME TAX AND MINORITY INTEREST	7,343	4,853	51%	24,718	24,021	3%
INCOME TAX AND MINORITY INTEREST
Provision for income tax	2,341	1,605	46%	7,947	7,812	2%
Minority interest in income (loss) of consolidated subsidiary	40	(4)	N/M	79	(21)	N/M

NET INCOME	$4,962	$3,252	53%	$16,692	$16,230	3%

Basic earnings per share	$0.40	$0.24	67%	$1.31	$1.18	11%

Diluted earnings per share	$0.39	$0.24	63%	$1.29	$1.16	11%

Weighted average shares outstanding—basic	12,525,426	13,283,708		12,713,170	13,724,846
Weighted average shares outstanding—diluted	12,736,972	13,611,733		12,967,352	14,035,121

N/M—Not meaningful

FIRST PLACE FINANCIAL CORP.

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)

	June 30, 2003	June 30, 2002	$ Change
	(Unaudited)
ASSETS
Cash and cash equivalents	$32,206	$43,629	$(11,423)
Federal funds sold	1,650	40,731	(39,081)
Securities available for sale	346,429	462,927	(116,498)
Loans held for sale	65,695	16,471	49,224
Loans	901,445	905,997	(4,552)
Less allowance for loan losses	9,603	9,456	147

Loans, net	891,842	896,541	(4,699)
Federal Home Loan Bank stock	22,523	21,577	946
Accrued interest receivable	6,993	9,157	(2,164)
Premises and equipment, net	19,766	20,823	(1,057)
Goodwill	18,407	16,841	1,566
Intangibles	4,902	5,819	(917)
Other assets	148,200	56,419	91,781

TOTAL ASSETS	$1,558,613	$1,590,935	$(32,322)

LIABILITIES
Deposits
Non-interest bearing checking	$39,506	$28,906	$10,600
Interest bearing checking	73,125	76,596	(3,471)
Savings	135,819	137,827	(2,008)
Money market	298,788	243,092	55,696
Certificates of deposit	561,212	574,972	(13,760)

Total Deposits	1,108,450	1,061,393	47,057
Securities sold under agreements to repurchase	9,547	63,705	(54,158)
Federal Home Loan Bank advances	235,952	247,546	(11,594)
Advances by borrowers for taxes and insurance	4,385	5,111	(726)
Accrued interest payable	796	2,586	(1,790)
Other liabilities	16,802	25,319	(8,517)

TOTAL LIABILITIES	1,375,932	1,405,660	(29,728)
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value:
33,000,000 shares authorized; 18,128,272 shares issued	181	181	0
Additional paid-in capital	177,059	177,330	(271)
Retained earnings	83,806	73,726	10,080
Unearned employee stock ownership plan shares	(6,219)	(6,826)	607
Unearned recognition and retention plan shares	(1,887)	(2,629)	742
Treasury stock, at cost, 4,819,567 shares at June 30, 2003 and 4,065,577 shares at June 30, 2002	(66,452)	(53,212)	(13,240)
Accumulated other comprehensive income (loss)	(3,807)	(3,295)	(512)

TOTAL SHAREHOLDERS’ EQUITY	182,681	185,275	(2,594)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,558,613	$1,590,935	$(32,322)

FIRST PLACE FINANCIAL CORP.

Other Financial Highlights

(Unaudited)

	At or for the Three Months Ended June 30,		At or for the Year Ended June 30,
	2003	2002	2003	2002
Performance Ratios:
Return on average assets	1.31%	0.81%	1.08%	0.99%
Return on average equity	10.99%	7.05%	9.23%	8.54%
Net interest margin	3.34%	2.91%	3.21%	3.01%
Efficiency ratio	53.68%	60.46%	56.24%	54.49%
Cash dividends per common share	$0.125	$0.125	$0.50	$0.50
Dividend payout ratio	32.05%	52.08%	38.76%	43.10%
Capital:
Equity to total assets at end of period	11.72%	11.65%	11.72%	11.65%
Tangible book value per share	$11.97	$11.56	$11.97	$11.56
Asset Quality:
Net charge-offs (000’s)	$824	$632	$2,717	$3,296
Allowance for loan losses (000’s)	$9,603	$9,456	$9,603	$9,456
Nonperforming assets (000’s)	$13,774	$12,566	$13,774	$12,566
Annualized net charge-offs to average loans	0.36%	0.27%	0.29%	0.33%
Allowance for loan losses to period end loans	1.07%	1.04%	1.07%	1.04%
Nonperforming assets to total assets	0.88%	0.79%	0.88%	0.79%
Allowance for loan losses to nonperforming loans	75.15%	81.11%	75.15%	81.11%
Average Balances (000’s):
Assets	$1,524,713	$1,610,612	$1,540,035	$1,637,029
Loans	996,625	960,495	969,692	1,004,318
Deposits	1,097,659	1,065,237	1,093,801	1,063,454
Earning assets	1,382,701	1,516,631	1,402,742	1,526,458
Shareholders’ equity	181,122	184,423	180,777	190,096